Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213855) and Form S-8 (No. 333-177661) of Kingold Jewelry, Inc. of our report dated April 17, 2017, except for the opinion on the audit of internal control over financial reporting which is dated September 15, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Friedman LLP

New York, New York

April 17, 2017, except for the opinion on the audit of internal control over financial reporting which is dated September 15, 2017.